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Exhibit 99.1

[MILLENNIUM CHEMICALS LOGO]

                         NEWS RELEASE

                                                           FOR IMMEDIATE RELEASE

Contact:   Thomas Van Valkenburgh
           Manager - Investor Relations
           (410) 229-8113

             MILLENNIUM CHEMICALS DISCUSSES BUSINESS PERFORMANCE AND
                   SCHEDULES THIRD QUARTER 2004 PRESS RELEASE

Hunt Valley, Maryland, October 28, 2004 -- Millennium Chemicals (NYSE-MCH) announces that third quarter 2004 business performance will significantly improve compared to the second quarter of 2004.

TITANIUM DIOXIDE

Operating income for the Titanium Dioxide business in the third quarter of 2004 is expected to be significantly higher than the $10 million earned in the second quarter of 2004. The improvement is due to an increase in the average US dollar selling price and lower manufacturing costs, coupled with continued strong global demand.

In US dollar terms the average third quarter selling price was 3 percent higher than the second quarter of 2004 due largely to the implementation of previously announced price increases.

The third quarter 2004 manufacturing costs per metric ton decreased 4 percent compared to the second quarter of 2004. The third quarter 2004 TiO[u]2 plant production operating rate was 99 percent of annual nameplate capacity of 670,000 metric tons compared to 92 percent in the second quarter of 2004.

ACETYLS

In the Acetyls business, the operating income in the third quarter of 2004 is expected to be substantially higher than the $2 million earned in the second quarter of 2004. The increase is attributable to margin improvement driven by higher selling prices, lower costs for natural gas and a return to normal plant operating rates.

 Aggregate sales volume for VAM and acetic acid in the third quarter increased 1 percent from the second quarter of 2004.




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SPECIALTIES

In the Specialties business, the third quarter 2004 operating income is expected to be in line with the $2 million earned in the second quarter of 2004.

DEBT

Net debt (total debt less cash) declined by more than $100 million during the third quarter of 2004.

EARNINGS RELEASE

Millennium Chemicals (NYSE-MCH) announces the following schedule for its release of third quarter operating results.

         Tuesday, November 9, 2004, before the NYSE opens
         By PrimeZone Media Network distribution and Millennium's website at: http://www.millenniumchem.com, click on Investor Relations


Millennium Chemicals (website: www.millenniumchem.com) is a major international chemicals company, with leading market positions in a broad range of commodity, industrial, performance and specialty chemicals.

Millennium Chemicals is:
o The second-largest producer of TiO[u]2 in the world, the largest merchant seller of titanium tetrachloride and a producer of silica gel and cadmium/based pigments;
o The second-largest producer of acetic acid and vinyl acetate monomer in North America;
o    A leading producer of terpene-based fragrance and flavor chemicals; and,
o Through its 29.5% interest in Equistar Chemicals, LP, a partner in the second-largest producer of ethylene and third-largest producer of polyethylene in North America, and a leading producer of performance polymers, oxygenated chemicals, aromatics and specialty petrochemicals.


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